EXHIBIT 5.1

October 4, 2004

META Group, Inc.

208 Harbor Drive

Stamford, Connecticut  06912-0061

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 4, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,500,000 shares of your Common Stock reserved for issuance under META’s 2004 Stock Plan and 225,000 shares of your Common Stock reserved for issuance under META's 2004 Non-Employee Director Stock Option Plan (collectively the “Shares” and collectively the “Plans”).  As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,

HELLER EHRMAN WHITE & MCAULIFFE LLP